EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pizza Inn Holdings, Inc.:

We consent to the incorporation by reference in this registration statement of our report dated September 13, 2011, relating to the consolidated financial statements of Pizza Inn, Inc. which appear in its Annual Report on Form 10-K for the fiscal year ended June 26, 2011.

Montgomery Coscia Greilich LLP

Plano, Texas
October 13, 2011